Exhibit 99.2

UNAUDITED COMBINED PRO FORMA FINANCIAL STATEMENTS

The following unaudited combined pro forma financial statements (the “pro forma financial statements”) and explanatory notes have been prepared and give effect to the purchase acquisition of FineTech, Ltd. (“FineTech”) by RxElite, Inc. (“RxElite”). Both RxElite and FineTech have a fiscal year end of December 31.

In accordance with Rule 8-05 of Regulation S-X under the Securities Act of 1933, as amended, an unaudited combined pro forma balance sheet (the “pro forma balance sheet”) as of December 31, 2007, and unaudited combined pro forma statements of operations and other comprehensive loss for the periods ended December 31, 2007 and for the year ended December 31, 2007 (the “pro forma statements of income”), have been prepared to reflect, for accounting purposes, the purchase acquisition of FineTech by RxElite.

The following pro forma financial statements have been prepared based upon the historical financial statements of FineTech and RxElite. The pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of RxElite and its subsidiaries as of December 31, 2007, included in its Form 10-KSB for the year ended December 31, 2007, and the December 31, 2007 audited financial statements of FineTech filed separately with this Form 8-K/A.

The pro forma balance sheet assumes that the purchase acquisition of FineTech by RxElite was completed at the beginning of the periods presented, January 1, 2007. The pro forma balance sheet includes the historical audited consolidated balance sheet data of FineTech and audited balance sheet data of RxElite as of December 31, 2007. FineTech and RxElite have activities that would require elimination in the pro forma financial statements, including depreciation of assets, equity adjustments for gain on settlement of FineTech's assets and liabilities, and recording of the purchase through issuance of RxElite common stock and cash.

The pro forma statements of operations for the year ended December 31, 2007 for RxElite and FineTech assumes that the acquisition of FineTech by RxElite occurred on January 1, 2007.

The pro forma financial statements are provided for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the acquisition had been consummated at the beginning of the periods or on the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The pro forma financial statements do not include any adjustments related to any restructuring charges or one-time charges which may result from the mergers or the final result of valuations of inventories, property, plant and equipment, intangible assets, debt, and other obligations.

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED COMBINED PRO FORMA BALANCE SHEET

	Historical RxElite as of December 31, 2007	Historical FineTech as of December 31, 2007	Combined RxElite & FineTech	Pro Forma Adjustments		Pro Forma Combined RxElite & FineTech December 31, 2007
ASSETS
Current Assets:
Cash	$10,113,584	$7,031,000	$17,144,584	$(6,386,500)	(3)	$3,727,084
				(7,031,000)	(2)

Accounts receivable	494,762	232,000	726,762	(232,000)	(2)	494,762
Related party accounts receivable	465,378	-	465,378	-		465,378
Inventory	7,353,339	394,000	7,747,339	(394,000)	(2)	7,353,339
Other current assets	103,217	-	103,217	-		103,217

Total Current Assets	18,530,280	7,657,000	26,187,280	(14,043,500)		12,143,780

Fixed Assets, Net:	1,832,573	3,571,000	5,403,573	3,096,350	(3)	4,928,923
				(3,571,000)	(2)
Intellectual Property, Net	67,194	-	67,194	6,415,600	(3)	6,482,794

Other Assets	836,318	-	836,318	-		836,318

TOTAL ASSETS	$21,266,365	$11,228,000	$32,494,365	$(8,102,550)		$24,391,815

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED COMBINED PRO FORMA BALANCE SHEET (continued)

LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)
Current Liabilities:
Accounts payable	$5,720,737	$234,000	$5,954,737	$(234,000)	(2)	$5,720,737
Notes payable - related party	100,000	-	100,000	-		100,000
Accrued liabilities	947,066	-	947,066	-		947,066
Other current liabilities	377,442	-	377,442	-		377,442
Total Current Liabilities	7,145,245	234,000	7,379,245	(234,000)		7,145,245

Long Term Liabilities
Notes payable, Net	1,701,573	-	1,701,573	-		1,701,573
Other long term liabilities	112,752	-	112,752	-		112,752
Total Long Term Liabilities	1,814,325	-	1,814,325	-		1,814,325

Total Liabilities	8,959,570	234,000	9,193,570	(234,000)		8,959,570

Stockholders' Equity:
Preferred stock	-	-	-	-		-
Common stock	96,683	-	96,683	18,632	(3)	115,315
Treasury stock	-	(2,077,000)	(2,077,000)	2,077,000	(1)	-
Additional paid-in capital	40,845,792	22,186,000	63,031,792	(22,186,000)	(1)	43,971,242
				3,125,450	(3)
Accumulated deficit	(28,635,680)	(9,115,000)	(37,750,680)	20,090,368	(1)	(28,654,312)
				(10,994,000)	(2)
Total Stockholders' Equity	12,306,795	10,994,000	23,300,795	(7,868,550)		15,432,245

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)	$21,266,365	$11,228,000	$32,494,365	$(8,102,550)		$24,391,815

(1)	To eliminate the common stock, treasury stock of FineTech as of the date of the acquisition.
(2)	To eliminate the liabilities and assets not acquired in the purchase and the historical cost basis of Fine Tech property and equipment.
(3)	To record allocation of purchase price paid by RxElite to FineTech assets and record common stock shares issued to Gutman.

RxELITE, INC. AND SUBSIDIARIES
UNAUDITED COMBINED PRO FORMA STATEMENT OF OPERATIONS
AND OTHER COMPREHENSIVE INCOME (LOSS)
	Historical RxElite for the Year Ended Dec. 31, 2007	Historical FineTech for the Year Ended Dec. 31, 2007	Combined RxElite & FineTech	Pro Forma Adjustments		Pro Forma Combined RxElite & FineTech for the Year Ended Dec. 31, 2007
REVENUES, Net	$2,811,596	$5,328,000	$8,139,596	$-		$8,139,596

COST OF SALES	2,667,596	1,693,000	4,360,596	-		4,360,596

GROSS PROFIT	144,000	3,635,000	3,779,000	-		3,779,000

OPERATING EXPENSES
Selling Expense	3,463,908	-	3,463,908	-		3,463,908
Product Purchase Agreement	4,400,000	-	4,400,000	-		4,400,000
Salaries, wages, and benefits	3,779,843	-	3,779,843	-		3,779,843
Research and Development	3,145,995	438,000	3,583,995	-		3,583,995
General and Administrative	1,838,225	308,000	2,146,225	-		2,146,225
Depreciation and Amortization	197,003	-	197,003	914,107	(1)	1,111,110
Total Operating Expense	16,824,974	746,000	17,570,974	914,107		18,485,081

LOSS FROM CONTINUING OPERATIONS	(16,680,974)	2,889,000	(13,791,974)	(914,107)		(14,706,081)

OTHER INCOME (EXPENSE)
Interest Income	65,330	324,000	389,330	-		389,330
Interest expense and penalties	(276,918)	-	(276,918)	-		(276,918)
Other income	88,357	-	88,357	-		88,357
Loss on Debt Restructuring	(358,054)	-	(358,054)	-		(358,054)
Loss on Disposal of Assets	(3,016)	-	(3,016)	-		(3,016)
Total Other Income (Expense)	(484,301)	324,000	(160,301)	-		(160,301)

NET INCOME (LOSS)	$(17,165,275)	$3,213,000	$(13,952,276)	$(914,107)		(14,866,383)

Basic and diluted income (loss) per share	$0.27	$-	$(0.22)	$0.04	(2)	$(0.18)

Weighted average shares outstanding	62,432,499	-	62,432,499	18,632,381		81,064,880

(1)	To record depreciation of assets acquired and amortization of intangible assets acquired based on life of assets.
(2)	To record net change in loss per share for new shares issued and pro forma adjustments to expense.